Exhibit 99.1

STORE Capital Announces Second Quarter 2019 Operating Results

Updates 2019 Guidance

SCOTTSDALE, Ariz., August 1, 2019 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the second quarter and six months ended June 30, 2019.

Highlights

For the quarter ended June 30, 2019:

▪	Total revenues of $163.8 million
▪	Net income of $68.0 million, or $0.30 per basic and diluted share, including an aggregate net gain of $15.0 million on dispositions of real estate
▪	AFFO of $114.2 million, or $0.50 per basic and diluted share
▪	Declared a regular quarterly cash dividend per common share of $0.33
▪	Invested $364.1 million in 79 properties at a weighted average initial cap rate of 7.9%
▪	Raised net proceeds of $135.7 million from the sale of an aggregate of approximately 4.0 million common shares under the Company’s at-the-market equity program

For the six months ended June 30, 2019:

▪	Total revenues of $320.4 million
▪	Net income of $113.5 million, or $0.50 per basic and diluted share, including an aggregate net gain of $13.1 million on dispositions of real estate
▪	AFFO of $222.0 million, or $0.99 per basic share and $0.98 per diluted share
▪	Declared regular cash dividends per common share aggregating $0.66
▪	Invested $757.3 million in 162 properties at a weighted average initial cap rate of 7.9%
▪	Raised net proceeds of $294.0 million from the sale of an aggregate of approximately 9.0 million common shares under the Company’s at-the-market equity program
▪	Closed second public debt offering, issuing $350.0 million in aggregate principal amount of investment-grade senior unsecured notes in February 2019

Management Commentary

“STORE achieved strong momentum in the first half of 2019, posting AFFO growth of over 25% and diluted AFFO per share growth of about 10% compared to the first half of 2018,” said Chris Volk, President and Chief Executive Officer of STORE Capital. “We continued our robust pace of acquisitions in the second quarter, averaging more than $100 million in new assets each month and originating gross investments of $364 million at an average cap rate of 7.9%. Our granular growth combined with our 456 tenants further enhanced our portfolio diversity. Our top ten tenant exposure decreased to below 18% of revenues while we maintained our high level of contract quality and portfolio occupancy of 99.7%. Our leverage remains at the

STORE Capital Corporation

low end of our target levels and we have ample financing flexibility to fund our large pipeline of investment opportunities. At the same time, we increased our dividend protection – our dividend payout ratio for the second quarter decreased to 66.0% of AFFO per share from 68.9% in the year-ago quarter.  Based on our performance in the first half of 2019, we are raising the low end of our 2019 AFFO per share guidance, resulting in a new range of $1.92 to $1.96 per share.”

 Financial Results

Total Revenues

Total revenues were $163.8 million for the second quarter of 2019, an increase of 24.8% from $131.2 million for the second quarter of 2018.

Total revenues for the first half of 2019 were $320.4 million, an increase of 24.7% from $257.0 million for the first half of 2018. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $6.7 billion in gross investment amount representing 2,084 property locations and 412 customers at June 30, 2018 to $8.3 billion in gross investment amount representing 2,389 property locations and 456 customers at June 30, 2019.

Net Income

Net income was $68.0 million, or $0.30 per basic and diluted share, for the second quarter of 2019, as compared to $62.2 million, or $0.31 per basic and diluted share, for the second quarter of 2018.  Net income for the second quarter of 2019 included an aggregate net gain on dispositions of real estate of $15.0 million as compared to an aggregate net gain on dispositions of real estate of $20.0 million for the same period in 2018.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Net income for the six months ended June 30, 2019 was $113.5 million, or $0.50 per basic and diluted share, compared to $112.2 million, or $0.57 per basic and diluted share, for the six months ended June 30, 2018. Net income for the first half of 2019 included an aggregate net gain on dispositions of real estate of $13.1 million as compared to $29.6 million for the same period in 2018.

Adjusted Funds from Operations (AFFO)

AFFO increased 25.3% to $114.2 million, or $0.50 per basic and diluted share, for the second quarter of 2019, compared to AFFO of $91.1 million, or $0.46 per basic share and $0.45 per diluted share, for the second quarter of 2018.

AFFO for the six months ended June 30, 2019 was $222.0 million, or $0.99 per basic share and $0.98 per diluted share, an increase of 25.4% from $177.0 million, or $0.90 per basic share and $0.89 per diluted share, for the six months ended June 30, 2018. The year-over-year increase in AFFO for the three- and six-month periods was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

STORE Capital Corporation

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.33 for the second quarter ended June 30, 2019. This dividend, totaling $76.0 million, was paid on July 15, 2019 to stockholders of record on June 28, 2019.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $364.1 million of gross investments representing 79 property locations during the second quarter of 2019.  These origination and other activities resulted in the creation of 19 new customer relationships. The investments had a weighted average initial cap rate of 7.9%. Total investment activity for the first half of 2019 was $757.3 million representing 162 property locations with a weighted average initial cap rate of 7.9%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap.  For acquisitions made during the first six months of 2019, the weighted average annual lease escalation was 1.9%.

Disposition Activity

During the six months ended June 30, 2019, the Company sold 26 properties and recognized an aggregate net gain on the dispositions of real estate of $13.1 million; 22 of these 26 properties were sold in the second quarter for an aggregate net gain of $15.0 million. For the six months ended June 30, 2019, proceeds from the dispositions of real estate aggregated $95.1 million as compared to an aggregate original investment amount of $98.4 million for the properties sold.

Portfolio

At June 30, 2019, STORE Capital’s real estate portfolio totaled $8.3 billion representing 2,389 property locations. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. As of June 30, 2019, the portfolio’s annualized base rent and interest (based on rates in effect on June 30, 2019 for all lease and loan contracts) totaled $669.5 million as compared to $537.7 million a year ago. The weighted average non-cancelable remaining term of the leases at June 30, 2019 was approximately 14 years.

STORE Capital Corporation

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of June 30, 2019
Investment property locations	2,389
States	50
Customers	456
Industries in which customers operate	109
Proportion of portfolio from direct origination	~80%
Contracts with STORE-preferred terms*(1)	94%
Weighted average annual lease escalation(2)	1.8%
Weighted average remaining lease contract term	~14 years
Occupancy(3)	99.7%
Properties not operating but subject to a lease(4)	30
Investment locations subject to a ground lease	20
Investment portfolio subject to NNN leases*	99%
Investment portfolio subject to Master Leases*(5)	91%
Average investment amount/replacement cost (new)(6)	80%
Locations subject to unit-level financial reporting	98%
Median unit fixed charge coverage ratio (FCCR)/4‑Wall coverage ratio(7)	2.2x/2.6x
Contracts rated investment grade(8)	~75%

*Based on annualized base rent and interest.

(1)

Represents the percentage of lease contracts that were created by STORE or contain preferred contract terms such as unit-level financial reporting, triple-net lease provisions and, when applicable, master lease provisions.

(2)

Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually.  For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract.  For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term.  Calculation excludes contracts representing 0.2% of annualized base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.

(3)	The Company defines occupancy as a property being subject to a lease or loan contract. As of June 30, 2019, seven of the Company’s properties were vacant and not subject to a contract.
(4)	Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.
(5)

Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 85% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(6)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(7)

STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The 4‑Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. The weighted average unit FCCR and 4‑Wall coverage ratios were 2.9x and 3.7x, respectively.

(8)

Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a proprietary risk measure reflective of both the credit risk of the Company’s tenants and the profitability of the operations at the properties.  As of June 30, 2019, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba3’ as measured by Moody’s Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘Baa3’.

STORE Capital Corporation

Capital Transactions

The Company established a $750 million “at the market” equity distribution program, or ATM Program, in November 2018, and terminated its previous program. During the second quarter of 2019, the Company sold an aggregate of approximately 4.0 million common shares at a weighted average share price of $34.23 and raised approximately $135.7 million in net proceeds after the payment of sales agents’ commissions and offering expenses. For the six months ended June 30, 2019, the Company sold an aggregate of approximately 9.0 million common shares at a weighted average share price of $33.17 and raised approximately $294.0 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In February 2019, the Company completed its second public debt offering, issuing $350.0 million in aggregate principal amount of unsecured, investment-grade rated 4.625% Senior Notes, due March 2029. The net proceeds from the issuance were used primarily to pay down amounts outstanding under the Company’s credit facility.

2019 Guidance

The Company is updating its 2019 AFFO per share guidance by raising the lower end of the expected range.  The Company currently expects 2019 AFFO per share to be within a range of $1.92 to $1.96, up from $1.90 to $1.96 as initially presented in November 2018, based on projected 2019 annual real estate acquisition volume, net of projected property sales, of approximately $1.1 billion.  This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $0.88 to $0.91 per share, plus $0.97 to $0.98 per share of expected real estate depreciation and amortization, plus approximately $0.07 per share related to other items. The midpoint of the Company’s AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions of 7.85% and target leverage in the range of 5½ to 6 times run-rate net debt to EBITDA.  AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held later today at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss second quarter ended June 30, 2019 operating results and answer questions.

•	Live conference call: 855‑656‑0920 (domestic) or 412‑542‑4168 (international)
•	Conference call replay available through August 15, 2019: 877‑344‑7529 (domestic) or 412‑317‑0088 (international)
•	Replay access code: 10132331
•	Live and archived webcast: http://ir.storecapital.com/CustomPage/Index?KeyGenPage=350222

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 2,389 property locations, substantially all of which are profit centers, in all 50 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

STORE Capital Corporation

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non‑GAAP measures. Management believes these two non‑GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as

STORE Capital Corporation

straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation and lease-related intangibles as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors:

Moira Conlon, 310‑622‑8220

Lisa Mueller, 310-622-8231

or

Media:

Tricia Ross, 310‑622‑8226

STORECapital@finprofiles.com

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues:
Rental revenues	$155,464	$124,413	$304,955	$244,313
Interest income on loans and financing receivables	7,841	6,279	14,472	11,800
Other income	482	513	998	934
Total revenues	163,787	131,205	320,425	257,047

Expenses:
Interest	39,429	31,925	77,497	61,264
Property costs	2,014	741	4,598	2,082
General and administrative	14,266	10,852	26,249	21,703
Depreciation and amortization	55,000	44,216	108,716	86,526
Provisions for impairment	—	1,038	2,610	2,608
Total expenses	110,709	88,772	219,670	174,183

Gain on dispositions of real estate	15,033	19,957	13,105	29,591
Income from operations before income taxes	68,111	62,390	113,860	112,455
Income tax expense	147	189	340	294
Net income	$67,964	$62,201	$113,520	$112,161

Net income per share of common stock - basic and diluted:	$0.30	$0.31	$0.50	$0.57

Weighted average common shares outstanding:
Basic	227,702,281	199,514,368	224,958,759	197,113,915
Diluted	228,242,754	200,142,303	225,463,928	197,531,008

Dividends declared per common share	$0.33	$0.31	$0.66	$0.62

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,453,975	$2,280,280
Buildings and improvements	5,246,800	4,888,440
Intangible lease assets	81,421	85,148
Total real estate investments	7,782,196	7,253,868
Less accumulated depreciation and amortization	(677,547)	(585,913)
	7,104,649	6,667,955
Real estate investments held for sale, net	18,361	—
Operating ground lease assets	21,857	—
Loans and financing receivables	454,464	351,202
Net investments	7,599,331	7,019,157
Cash and cash equivalents	25,368	27,511
Other assets, net	75,275	67,303
Total assets	$7,699,974	$7,113,971

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$73,000	$135,000
Unsecured notes and term loans payable, net	1,261,533	916,720
Non-recourse debt obligations of consolidated special purpose entities, net	2,031,149	2,008,592
Dividends payable	76,009	72,954
Operating lease liabilities	27,356	—
Accrued expenses, deferred revenue and other liabilities	112,438	117,204
Total liabilities	3,581,485	3,250,470

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 230,330,323 and 221,071,838 shares issued and outstanding, respectively	2,303	2,211
Capital in excess of par value	4,424,885	4,129,082
Distributions in excess of retained earnings	(306,573)	(267,651)
Accumulated other comprehensive loss	(2,126)	(141)
Total stockholders’ equity	4,118,489	3,863,501
Total liabilities and stockholders’ equity	$7,699,974	$7,113,971

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)

Net income	$67,964	$62,201	$113,520	$112,161
Depreciation and amortization of real estate assets	54,921	43,967	108,560	86,035
Provision for impairment of real estate	—	—	2,610	—
Gain on dispositions of real estate, net of tax(1)	(15,033)	(19,926)	(13,105)	(29,504)
Funds from Operations	107,852	86,242	211,585	168,692

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(1,622)	(1,694)	(2,875)	(3,523)
Construction period rent deferrals	389	1,405	997	2,122
Amortization of:
Equity-based compensation	3,071	2,200	4,757	3,666
Deferred financing costs and other	2,202	2,023	4,253	4,126
Lease-related intangibles and costs	664	571	1,357	1,211
Provision for loan losses	—	1,038	—	2,608
Capitalized interest	(336)	(657)	(754)	(1,054)
Executive severance costs	1,956	—	1,956	—
Loss (gain) on defeasance/extinguishment of debt	—	—	735	(814)
Adjusted Funds from Operations	$114,176	$91,128	$222,011	$177,034

Dividends declared to common stockholders	$74,676	$63,614	$150,685	$125,007

Net income per share of common stock: (2)
Basic and Diluted	$0.30	$0.31	$0.50	$0.57
FFO per share of common stock: (2)
Basic and Diluted	$0.47	$0.43	$0.94	$0.85
AFFO per share of common stock: (2)
Basic	$0.50	$0.46	$0.99	$0.90
Diluted	$0.50	$0.45	$0.98	$0.89

(1)	For the three and six months ended June 30, 2018, includes $31,000 and $87,000, respectively, of income tax expense associated with gains recognized on the dispositions of certain properties.
(2)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

June 30, 2019

Real Estate Portfolio Information

As of June 30, 2019, STORE Capital’s total investment in real estate and loans approximated $8.3 billion, representing investments in 2,389 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on June 30, 2019, for all leases, loans and financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At June 30, 2019, the Company’s property locations were operated by 456 customers. The largest single customer represented 2.6% of annualized base rent and interest and the top ten customers totaled 17.7% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of June 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
Customer	Interest	Properties
AVF Parent, LLC (Art Van Furniture)	2.6%	23
Fleet Farm Group LLC	2.5	10
Bass Pro Group, LLC (Cabela’s)	2.0	9
Cadence Education, Inc. (Early childhood/elementary education)	1.7	42
American Multi-Cinema, Inc. (AMC/Carmike/Starplex)	1.6	14
Stratford School, Inc. (Elementary and middle schools)	1.5	17
Dufresne Spencer Group Holdings, LLC (Ashley Furniture HomeStore)	1.5	21
US LBM Holdings, LLC (Building materials distribution)	1.5	48
Zips Holdings, LLC	1.4	42
CWGS Group, LLC (Camping World/Gander Outdoors)	1.4	19
All other (446 customers)	82.3	2,144
Total	100.0%	2,389

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

June 30, 2019

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the more than 650 concepts represented in the Company’s investment portfolio as of June 30, 2019, the largest single concept represented 2.5% of annualized base rent and interest and the top ten concepts totaled 16.5% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of June 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
Customer Business Concept	Interest	Properties
Fleet Farm	2.5%	10
Ashley Furniture HomeStore	2.4	31
Art Van Furniture	1.9	16
Cabela’s	1.9	8
AMC Theaters	1.6	14
Big R Stores	1.5	26
Zips Car Wash	1.4	42
America’s Auto Auction	1.2	7
Stratford School	1.1	4
Popeyes Louisiana Kitchen	1.0	63
All other (647 concepts)	83.5	2,168
Total	100.0%	2,389

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

June 30, 2019

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 100 industries within the service, retail and manufacturing sectors of the U.S. economy.  The following table summarizes these industries, by sector, into 73 industry groups as of June 30, 2019:

	% of		Building
	Annualized		Square
	Base Rent and	Number of	Footage
Customer Industry Group	Interest	Properties	(in thousands)
Service:
Restaurants – full service	10.3%	407	2,758
Restaurants – limited service	5.3	393	1,030
Early childhood education	5.6	201	2,229
Health clubs	5.5	84	2,725
Movie theaters	4.7	41	2,036
Automotive repair and maintenance	4.3	155	753
Family entertainment	3.9	39	1,347
Pet care	3.4	161	1,564
Lumber and construction materials wholesalers	2.9	113	4,596
Medical and dental	2.6	89	792
Behavioral health	1.8	41	693
Career education	1.5	7	584
Equipment sales and leasing	1.4	27	740
Elementary and secondary schools	1.3	6	278
Wholesale automobile auction	1.2	7	390
Metal and mineral merchant wholesalers	1.1	23	1,999
All other service (19 industry groups)	7.6	150	6,449
Total service	64.4	1,944	30,963
Retail:
Furniture	5.7	61	3,853
Farm and ranch supply	4.5	45	4,110
Hunting and fishing	2.2	10	813
Recreational vehicle dealers	1.5	21	954
Used car dealers	1.3	21	263
Home furnishings	0.7	5	691
New car dealers	0.6	8	236
All other retail (9 industry groups)	2.0	50	2,035
Total retail	18.5	221	12,955
Manufacturing:
Metal fabrication	4.2	65	8,472
Plastic and rubber products	2.5	31	4,080
Furniture manufacturing	1.8	12	3,688
Electronics equipment	1.4	10	1,131
Automotive parts and accessories	1.1	15	2,291
Chemical products	0.9	10	1,116
Aerospace product and parts	0.9	12	1,124
All other manufacturing (15 industry groups)	4.3	69	6,157
Total manufacturing	17.1	224	28,059
Total	100.0%	2,389	71,977

STORE Capital Corporation

STORE Capital Corporation

Investment Portfolio

June 30, 2019

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in all 50 states. The following table details the top ten geographical locations of the properties as of June 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
State	Interest	Properties
Texas	11.6%	248
Illinois	6.0	141
Florida	5.8	145
Ohio	5.5	137
Georgia	5.0	143
Michigan	4.5	89
California	4.2	41
Pennsylvania	4.0	79
Tennessee	3.9	102
Minnesota	3.9	84
All other (40 states) (1)	45.6	1,180
Total	100.0%	2,389

(1)	Includes one property in Ontario, Canada which represents 0.3% of annualized base rent and interest.

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of June 30, 2019, 99% of the Company’s investment portfolio was subject to triple-net leases. Where the Company owns multiple properties leased to a single customer, 91% of this portion of the investment portfolio was subject to master leases. Leases and loans representing approximately 14.3% of the annualized base rent and interest will expire in the next ten years (before 2029). The following table sets forth the schedule of lease, loan and financing receivable expirations as of June 30, 2019:

	% of
	Annualized
	Base Rent and	Number of
Year of Lease Expiration or Loan Maturity (1)	Interest	Properties (2)
Remainder of 2019	0.5%	12
2020	0.5	11
2021	0.6	7
2022	0.4	6
2023	0.9	26
2024	0.7	18
2025	1.4	24
2026	1.9	53
2027	3.0	59
2028	4.4	78
Thereafter	85.7	2,088
Total	100.0%	2,382

(1)	Expiration year of contracts in place as of June 30, 2019, excluding any tenant renewal option periods.
(2)	Excludes seven properties which were vacant and not subject to a lease as of June 30, 2019.